Exhibit 99.1

General Moly, Inc. — NYSE MKT and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY PROVIDES FINANCING UPDATE

LAKEWOOD, COLORADO — May 15, 2013, General Moly, Inc. (the “Company”) (NYSE MKT and TSX: GMO), a U.S.-based molybdenum mineral development, exploration and mining company, provided an update on finance activities.

On May 14, 2013, General Moly and Hanlong (USA) Mining (“Hanlong”) mutually agreed to terminate a $125 million subordinated loan agreement intended to supplement a $665 million Chinese sourced term loan for the financing of the Mt. Hope Project. The subordinated loan agreement, which would have become available upon receipt of the Chinese sourced term loan, was terminated to provide General Moly with greater flexibility in securing an additional Chinese strategic partner. The termination of the subordinated loan agreement also cancels the arrangement fee of $6.25 million payable upon closing of a Chinese sourced term loan. Further, the warrant with a 2.5 year maturity to purchase ten million shares of General Moly common stock at a strike price of $4.23 per share was terminated.

Bruce D. Hansen, Chief Executive Officer of General Moly, said, “Hanlong’s cooperation and assistance is appreciated as we move forward to secure another Chinese strategic partner capable of advancing the full financing of the Mt. Hope Project and reinvigorating advanced stage loan negotiations with China Development Bank.”

Mr. Hansen added, “Our efforts to secure such a strategic partner are incrementally enhanced by the elimination of these warrants which reduces the potential for future dilution. We are actively marketing the Mt. Hope Project as a fully permitted, construction-ready, high grade / lower cost molybdenum deposit supported by our joint venture partner POS-Minerals, and recently attracted a number of parties in China who are beginning to engage in due diligence.”

Mr. Hansen concluded, “We are also in discussions to negotiate an equipment lease agreement on the mobile mining fleet to replace all or part of the subordinated loan agreement component of our Mt. Hope Project finance plan.”

In a previous project financing update, the Company reported that on March 20, 2013, the Company was notified that China Development Bank had provided instructions to its legal counsel to suspend work on the $665 million term loan. This suspension relates to reports that Mr. Liu Han, Founder of Sichuan Hanlong Group has been detained by Chinese authorities.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT (formerly the NYSE AMEX) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest pure play primary molybdenum producer in the world. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information – General Moly:
Investors - Scott Kozak	(303) 928-8591	skozak@generalmoly.com
Media – Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company. These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to maintain required permits to continue construction, commence production and its ability to raise required project financing, adverse governmental regulation and judicial outcomes, including recent request for preliminary injunction and appeal of the Record of Decision, and appeal of water permits. The closing of tranche 2 of the Hanlong transaction, Hanlong’s ability to procure bank financing may not be fulfilled. For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.